UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BONTAN CORPORATION INC.

(Exact name of registrant as specified in its charter)

PROVINCE OF ONTARIO, CANADA	NOT APPLICABLE

(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

SUITE 200, 47 AVENUE ROAD, TORONTO, ONTARIO, CANADA M5R 2G3

(Address of Principal Executive Offices)	(Zip Code)

2003 STOCK OPTION PLAN 2003 CONSULTANT STOCK COMPENSATION PLAN

(Full title of the plan)

NOT APPLICABLE

(Name and address of agent for service)

NOT APPLICABLE

(Telephone number, including area code, of agent for
service)

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

2003 Stock Option Plan	Common Stock, no par value	2,500,000 Shares (1)	$1.03	$2,575,000	$327

2003 Consultant Stock Compensation Plan	Common Stock, no par value	1,000,000Shares (1)	$1.03	$1,030,000	$131
				Total Fee	$458

(1)          This Registration Statement also covers any additional shares of Common Stock which become issuable under the 2003 Stock Option Plan and the 2003 Consultant Stock Compensation Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Bontan Corporation Inc. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the plans described herein.

(2)          Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the fair market value per share of Common Stock of Bontan Corporation Inc. on July 20, 2004.

PART II

ITEM 3.

          The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC since the end of the fiscal year covered by the annual report referred to below under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934.

          (a)          The Company's Annual Report on Form 20-F for its fiscal year ended March 31, 2003 filed September 24, 2003 (Commission File No. 0-30314);

          (b)          All other reports filed by the Company with the SEC pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 subsequent to March 31, 2003; and

          (c)          The description of the Company's Common Stock contained in the Company's Registration Statement on Form 20-F, as amended, as filed on August 1, 2000.

          All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Ontario law and our Bylaws generally authorizes us to indemnify our directors, officers, employees and agents against particular liabilities, including the advancement of expenses, for any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. Our Bylaws provide that we will indemnify our directors, officers, employees and agents to the full extent provided under Ontario law. Our directors and officers are also excused under our Bylaws for monetary liability to us for particular errors of judgment or oversight. These provisions do not affect the availability of equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. However, as a practical matter, equitable relief may not be available. In the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act. As a result, the above provisions may not limit liability of our directors, officers, employees and agents for violations of, or relieve them from the necessity of complying with, the federal securities laws.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

Exhibit Number

4.1	Specimen of Common Stock (Incorporated by reference to Exhibit 2.1 to Registration Statement on Form 20-F, as amended, as filed on August 1, 2000.

5.1	Opinion of Messerli & Kramer P.A. regarding legality of shares.

10.1	2003 Stock Option Plan.

10.2	2003 Consultants Stock Compensation Plan.

23.1	23.1 Consent of Messerli & Kramer P.A. (contained as part of Exhibit 5.1).

23.2	Consent of DMCT Chartered Accountants.

24.1	Power of Attorney (contained as part of the signature page).

ITEM 9.  UNDERTAKINGS.

1.          The undersigned registrant hereby undertakes:

          (a)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement and
(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

          (b)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)          To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

2.          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on July 12, 2004.

BONTAN CORPORATION INC.

By: /s/ Kam Shah
Kam Shah, Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kam Shah as the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE

/s/ Kam Shah	Chief Executive Officer, Chief Financial Officer, and Director
Kam Shah	(Principal Executive Officer)

Date: July 12, 2004

/s/ Kevin Markland	Director
Kevin Markland

Date: July 12, 2004

/s/ Dean Bradley	Director
Dean Bradley

Date: July 12, 2004